Exhibit 10.34

AMENDMENT TO RETENTION AGREEMENT

Whereas, USCC Services, LLC (the "Company") and Jay M. Ellison (the "Executive") are parties to a Retention Agreement (the "Agreement") dated April 12, 2018;

Whereas, the parties desire to amend paragraph 2 of the Agreement to revise the notice period required with respect to the Executive's intent to retire.

Therefore, effective as of January 7, 2020, paragraph 2 of the Agreement is hereby amended in its entirety as follows:

2. Retention Package. Provided that Executive retires on or after January 1, 2021, and has satisfactorily performed his job duties up to and including his retirement date, Executive will be eligible to receive (i) payment of a bonus under the Executive Officer Annual Incentive Plan (or any successor thereto) (the "Executive Bonus Plan") with respect to the calendar year of his retirement, subject to the terms and conditions of the Executive Bonus Plan; provided, however, that (A) to be eligible for a bonus with respect to the calendar year of his retirement, Executive must remain employed through January 31 of such year and (B) the amount of any such bonus shall be no less than Executive's target bonus for such calendar year pro-rated to reflect the portion of such calendar year during which Executive was employed by the Company; (ii) the transfer of title to Executive of his company car and (iii) a mutually agreeable written consulting agreement with the Company with a term of three years following his termination with compensation thereunder at the rate of $270,000 per year, contemplating services at the reasonable request of the Chairman or Chief Executive Officer, but not to exceed 10 hours per month (subject to compliance with the terms of such consulting agreement) ((i), (ii) and (iii) collectively, the "Retention Package"), subject to the conditions as set forth in this Agreement and provided that Executive signs the Confidentiality, Non-Solicitation and Non-Competition Agreement attached hereto (the "Noncompete Agreement") contemporaneously with the signing of this Agreement and does not breach such agreement. Any pro-rated bonus payable under item (i) shall be calculated as the product of (A) the bonus for the entire calendar year and (B) a fraction, of which the numerator is the number of complete calendar months during the calendar year of Executive's retirement during which Executive's employment continued, and the denominator is twelve.

Subject to paragraph 9 of this Agreement, (1) any bonus payable pursuant to this Agreement shall be paid in a lump sum in the year following the calendar year during which Executive terminates, but no later than March 15 of such following year; (2) any compensation payable under a consulting agreement entered into pursuant to this Agreement shall be paid in substantially equal monthly payments over the three year consulting period, commencing in the calendar month following Executive's termination of employment and (3) any transfer of the title of the company car pursuant to this Agreement shall occur in the calendar month following Executive's termination of employment.

All other terms and conditions of the Agreement are unchanged.

AGREED AND ACCEPTED:

USCC SERVICES, LLC		EXECUTIVE

By:	/s/ Kenneth R. Meyers	By:	/s/ Jay M. Ellison
	Kenneth R. Meyers		Jay M. Ellison
	President and Chief Executive Officer		Executive Vice President and Chief Operating Officer

Dated:	January 7, 2020	Dated:	January 13, 2020